February 6, 2012

PKF

Tel: +852 2806 3822

Fax: +852 2806 3712

Email: info@pkf-hk.com

www.pkf-hk.com

26/F, Citicorp Centre

18 Whitefield Road, Causeway Bay

Hong Kong

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

United States of America

Dear Sirs,

OmniaLuo, Inc. (the”Company”)

We have read the statements that we understand the Company will include under Item 4.01 of the Form 8-K report it will file under the recent change of auditors. We agree such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours faithfully,

PKF

Certified Public Accountants

Hong Kong, China